UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported):  April 16, 2018

DPW HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12711	94-1721931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

48430 Lakeview Blvd, Fremont, CA 94538-3158
 (Address of principal executive offices) (Zip Code)

(510) 657-2635
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 16, 2018, DPW Holdings, Inc., a Delaware corporation (the “Company”), entered into Securities Purchase Agreements (the “Agreements”) with three institutional investors (the “Investors”) to sell for an aggregate purchase price of $1,550,000, (i) 12% Secured Convertible Promissory Notes (“Convertible Notes”) with an aggregate principal face amount of $1,722,222, (ii) warrants (the “Warrants”) to purchase an aggregate of 993,590 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (iii) an aggregate of 200,926 shares of Common Stock (the “Issuable Shares”).

In connection with the Agreements, the Company, Super Crypto Mining, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Subsidiary”) and the Investors entered into security agreements (the “Security Agreements”), pursuant to which the Company and Subsidiary granted to each Investor a security interest in, among others, the Subsidiary’s accounts, chattel paper, documents, equipment, general intangibles, instruments and inventory, and all proceeds, as set forth in the Security Agreements.

Description of the 12% Secured Convertible Promissory Notes

Convertible Notes in the aggregate principal amount of $1,722,222 were sold for $1,550,000 (the “Consideration”) and bear simple interest at 12% on the principal amount. The Convertible Notes are only convertible upon the occurrence of an event of default (as defined in such Convertible Note).  Subject to certain beneficial ownership limitations and an event of default having occurred and not been cured, the Investors may convert the principal amount of the Convertible Notes and accrued interest earned thereon into shares of Common Stock at $0.70 per share. The conversion price of the Convertible Notes is subject to adjustment for customary stock splits, stock dividends, combinations or similar events.

Upon notice and other conditions, the Company shall make amortization payments in cash to the Investors until the Convertible Notes are satisfied in full (each, an “Amortization Payment”).  Each Amortization Payment shall consist of the quotient of the face amount of each Convertible Note and accrued interest earned thereon divided by 6. The Convertible Notes will be fully amortized on October 16, 2018.

The Convertible Notes contain standard and customary events of default including, but not limited to, failure to make payments when due under the Convertible Notes, failure to comply with certain covenants contained in the Convertible Notes, or bankruptcy or insolvency of the Company. Any principal amount or accrued interest earned thereon which is not paid when due shall bear interest at the rate of the lesser of (i) fifteen percent (15%) per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid (the “Default Interest”). In the Event of Default (as defined in the Convertible Notes and subject to applicable cure periods specifically provided for therein), the Company may be required to pay the Investors the principal amount due plus accrued interest (including any Default Interest) earned thereon times 125%, plus any other expenses.

Upon notice and other conditions set forth in the Convertible Notes, the Company may at any time prior to the first conversion prepay the outstanding principal balance of the Convertible Note and accrued interest earn thereon in whole or in part, which right is exercisable on not less than three (3) trading days prior written notice to the respective Investor.

Description of Warrants

The Warrants entitle the holders to purchase, in the aggregate, up to 993,590 shares of Common Stock at an exercise price of $1.30 per share for a period of five years subject to certain beneficial ownership limitations. The Warrants are exercisable immediately commencing on the issuance date. The exercise price is subject to adjustment for customary stock splits, stock dividends, combinations or similar events. The Warrants may be exercised for cash or on a cashless basis.

The foregoing are only brief descriptions of the material terms of the Warrants, Agreements, Convertible Notes and Security Agreements, the forms of which are attached hereto as Exhibits 4.1, and 10.1 through 10.3, respectively, and are incorporated herein by reference. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 3.02. The Convertible Notes, the Warrants and the Issuable Shares described in this Current Report on Form 8-K were offered and sold to the Investor in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit
No.	Description

4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of 12% Secured Convertible Promissory Note
10.3	Form of Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPW HOLDINGS, INC.

Dated: April 16, 2018	/s/ Milton C. Ault, III
Milton C. Ault, III Chief Executive Officer